Exhibit 10.10
EMPLOYMENT AGREEMENT
     AGREEMENT (this “Agreement”) made as of July 11, 2005, between G-III Apparel Group, Ltd., a Delaware corporation, with an office at 512 Seventh Avenue, New York, New York 10018 (the “Company”), and Sammy Aaron, an individual residing at 17 Ormond Park Road, Brookville, New York 11545 (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in that certain Stock Purchase Agreement of even date herewith among the Company, Executive, and the other owners of J. Percy for Marvin Richards, Ltd. and related companies (the “Purchase Agreement”).
WITNESSETH:
     WHEREAS, the Company desires that Executive be employed to serve with the Division that will be created by the Company to operate the Acquired Companies and the membership interests in Fabio, and Executive desires to be so employed by the Company, upon the terms and subject to the conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:
     1. EMPLOYMENT.
     The Company hereby employs Executive as the President of the Division and Vice Chairman of the Company, and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive hereby agrees to accept such employment, to diligently, faithfully and competently perform such services consistent with such position as shall from time to time be reasonably assigned to him by the Company’s Board of Directors or its Chief Executive Officer, and to diligently, faithfully and competently devote his entire business time, skill and attention to the performance of his duties and responsibilities to the Company. Executive shall report directly to the Company’s Chief Executive Officer. The Company shall, subject to the procedures and requirements of the Nominating Committee of its Board of Directors, recommend Executive for election as a director of the Company.
     2. TERM.
     The term of employment under this Agreement shall begin on the date hereof and shall continue until January 31, 2009, subject to prior termination in accordance with the terms hereof (the “Initial Term”). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a “Renewal Period”) unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Term, or ninety (90) days prior to the expiration of a Renewal Period, of such party’s election not to extend this Agreement. References herein to the “Term” shall mean the Initial Term as it may be so extended by one or more Renewal Periods.

     3. COMPENSATION.
     As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in accordance with Company normal payroll policy at the time in effect, a salary at the rate of Five Hundred Thousand Dollars ($500,000) per year. Executive shall not be entitled to any additional compensation for any service as a director of the Company, unless and to the extent that any other employee of the Company who serves as a director is compensated for such service.
     4. EXPENSES.
     The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy. Executive shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.
     5. OTHER BENEFITS.
     Executive shall be entitled to four (4) weeks paid vacation per year, and to participate in the benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior executive personnel (including any profit sharing, pension, disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) (the “Benefit Plans”), provided, however, that the employee share of major medical premiums for Executive shall be paid by the Company from the date hereof through December 31, 2005. If requested by the Company, Executive agrees to undergo a physical examination at the Company’s expense in connection with the Company obtaining “key man” life insurance with respect to Executive. The Company agrees to provide to Executive $2.0 million of term life insurance while employed by the Company. When traveling on business, Executive shall be entitled to air travel on the same basis as other senior executives of the Company. To the fullest extent permitted by Delaware law, the Company shall indemnify the Executive and hold him harmless from any and all claims, losses, liabilities and expenses, including reasonable fees and disbursements of counsel selected by the Company, arising out of the acts and omissions of Executive as an officer or director of the Company.
     6. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.
          (a) Executive’s employment hereunder shall terminate upon the first to occur of the following:
               (i) upon thirty (30) days’ prior written notice to Executive upon the determination by the Board of Directors of the Company that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause” (as hereinafter defined);
               (ii) upon written notice to Executive upon the determination by the Board of Directors of the Company that there is justifiable cause for such termination;

               (iii) automatically upon the death of Executive;
               (iv) in accordance with the terms of subsection (e) hereof upon the “disability” (as hereinafter defined) of Executive;
               (v) upon thirty (30) days’ prior written notice by Executive to the Company of the Executive’s voluntary termination of employment; or
               (vi) upon thirty (30) days’ prior written notice by Executive to the Company of the Executive’s termination of his employment for “good reason” (as hereinafter defined).
          (b) For the purposes of this Agreement:
               (i) the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties for a period of three (3) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Company in good faith; provided that the Company may not terminate Executive’s employment for disability unless it has first given Executive written notice of such termination and, within fifteen (15) days after receipt of such notice, Executive has not returned to the performance of his duties.
               (ii) the term “justifiable cause” shall mean: (1) Executive’s repeated failure or refusal to perform his duties pursuant to, or Executive’s material breach of, this Agreement where such conduct or material breach shall not have ceased or been remedied within ten (10) days following written warning from the Company; (2) Executive’s conviction of, or plea of guilty or no contest to, a felony, whether or not involving money or property of the Company or any of its affiliates (collectively, the “G-III Group”); (3) Executive’s material dishonesty in the course of his employment or performance of any act or his failure to act which constitutes fraud upon the Company or a breach of a fiduciary trust towards the Company, including without limitation, misappropriation of funds or a misrepresentation of the Company’s or the Division’s operating results or financial condition; (4) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the G-III Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the G-III Group; (5) any action by Executive to secure any personal profit (other than (A) de minimis amounts or (B) through his ownership of equity in the Company or payments due to him under the Purchase Agreement) in connection with the business of the G-III Group (for example, without limitation, using G-III Group assets to pursue other interests, diverting any business opportunity belonging to the G-III Group to himself or to a third party, insider trading or taking bribes or kickbacks); (6) Executive’s engagement in misconduct materially damaging to the property, business or reputation of the G-III Group; (7) Executive’s illegal use of controlled substances; (8) any act or omission by Executive involving willful malfeasance or gross negligence in the performance of Executive’s duties to the material detriment of the G-III Group; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; and
               (iii) the term “good reason” shall mean any of the following events that occur, after expiration of any remedy or cure period, (A) a material diminution of Executive’s duties and responsibilities that result in a material adverse effect on Executive’s status and authority, which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company specifying in detail the material diminution and material adverse effect, (B) a change in the Executive’s office location to a location more than fifty (50) miles outside of New York City, except for such travel as the Company may reasonably require, (C) failure to timely pay Executive any component of compensation provided for in this Agreement and the Company’s failure to cure such failure within a period of ten (10) days after written notice of such failure has been given by the Executive to the Company; or (D) failure by the Buyer to pay any amount due to Executive under Section 2.3 of the Purchase Agreement within 30 days of the due date specified therein, and any failure by the Buyer to pay any adjusted amount due to Executive under Section 2.4 of the Purchase Agreement within thirty (30) days of the determination of such adjusted amount by the Independent Firm.
          (c) Upon termination of Executive’s employment by the Company for justifiable cause or voluntarily by Executive, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s annual salary, accrued leave, reimbursement of expenses pursuant to Section 4 hereof and any amounts payable to Executive under the terms of the Benefit Plans, each as have been accrued through the date of his termination of employment.
          (d) If Executive should die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary, accrued leave and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death. Executive’s estate also shall be entitled to any amounts or benefits payable to Executive under the terms of the Benefit Plans.
          (e) Upon Executive’s disability, the Company shall have the right to terminate Executive’s employment. Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate. In such event, Executive shall thereupon be entitled to receive such portion of Executive’s annual salary, accrued leave and reimbursement of expenses pursuant to Section 4 as has been accrued through the date on which Executive’s employment is terminated by reason of his disability. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.
          (f) In the event that Executive’s employment is terminated during the Term by the Company without justifiable cause or by the Executive for good reason, the Company shall continue to pay compensation to Executive under Section 3 and to provide benefits under Section 5 for the Term. The Company’s obligation to continue to pay such compensation and provide such benefits shall be conditional upon (1) Executive executing a general release in the form of Exhibit A attached hereto in favor of the Company waiving claims pertaining to the termination of his employment and other customary employment-related claims and (2) Executive’s compliance with his obligations under Sections 8, 9, 10 and 11 hereof.
          (g) Upon Executive’s termination of his employment hereunder, this Agreement (other than Sections 4, 6(g), 8, 9, 10, 11 and 14, which shall survive in accordance with their terms) shall terminate. In such event, except as provided in Section 6(f), Executive shall be entitled to receive such portion of Executive’s annual salary and vacation as has been accrued to date and shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to continue to participate in the Benefit Plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans. For the avoidance of doubt, if the Executive’s employment is terminated by the Executive for good reason, the first sentence of this Section 6(g) and the provisions of Section 6(f) shall be applicable thereto.
          (h) Upon the Company giving notice of termination pursuant to Section 6(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 6(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.
     7. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.
     Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.
     8. NON-COMPETITION.
          (a) In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company and the Division and in consideration of the compensation to be received hereunder, Executive agrees that until the later of (i) January 31, 2009 and (ii) a period of one (1) year following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other Person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any Person engaged in the manufacture, distribution, sale, design, production or promotion of men’s outerwear, women’s outerwear or women’s suits; provided, however, that if Executive voluntarily terminates his employment, the Non-Competition Period under this Agreement shall end one (1) year following such voluntary termination of employment. The record or beneficial ownership by Executive of up to the lesser of (i) $400,000 or (ii) 1.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any customers with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or solicit, interfere with, entice from or hire from any member of the G-III Group any employee (or former employee) of any member of the G-III Group.
          (b) If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.
          (c) Executive acknowledges that the provisions of this Section 8 were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein. Executive further acknowledges that the limitations set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the G-III Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 8 on the grounds of breadth of its geographic or product or service coverage or length of term. In the event any such limitation hereunder is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.
          (d) Nothing contained in this Agreement shall require the Company to utilize Executive’s services under this Agreement, the Company’s only obligation to Executive being payment of his compensation, benefits and expenses under this Agreement during the Initial Term.
     9. INVENTIONS AND DISCOVERIES.
          (a) Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, improvements, concepts, ideas, designs, sketches, writings, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the G-III Group’s resources, or relating to any current or proposed business or activities of the G-III Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).
          (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for the Subject Matter in any and all countries and to vest title thereto in the Company. Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.
     10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.
          (a) Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company, to any person, firm or corporation, any Confidential Information (as hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder, relating to the G-III Group, any client of the G-III Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing (“G-III Confidential Information”). As used herein, the term “Confidential Information” shall mean proprietary technology, trade secrets, designs, sketches, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, manufacturing sources, the substance of agreements with customers, suppliers and others, marketing arrangements, licensing agreements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any G-III Confidential Information which becomes publicly available other than in violation of this Section 10.
          (b) All information and documents relating to the G-III Group as hereinabove described shall be the exclusive property of the G-III Group, and Executive shall use his reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.
     11. SPECIFIC PERFORMANCE.
     Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 8, 9 or 10 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the G-III Group and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

     12. AMENDMENT OR ALTERATION.
     No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.
     13. GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.
     14. SEVERABILITY.
     The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.
     15. WITHHOLDING.
     The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.
     16. NOTICES.
     Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or overnight courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.
     17. COUNTERPARTS AND FACSIMILE SIGNATURES.
     This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.
     18. WAIVER OR BREACH.
     It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.
     19. ENTIRE AGREEMENT AND BINDING EFFECT.
     This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, other than provisions of the Purchase Agreement, and may be modified only by a written instrument signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 8, 9, 10 and 11 benefit each of the Company and each other member of the G-III Group, each of which is entitled to enforce the provisions of Sections 8, 9, 10 and 11.
     20. SURVIVAL.
     The termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 8, 9, 10 and 11 hereof.
     21. FURTHER ASSURANCES.
     The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
     22. CONSTRUCTION OF AGREEMENT.
     No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
     23. HEADINGS.
     The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III APPAREL GROUP, LTD.
By:	/s/ Wayne S. Miller
	Name:	Wayne S. Miller
	Title:	Senior Vice President

/s/ Sammy Aaron
Sammy Aaron

EXHIBIT A
[Letterhead of G-III Apparel Group, Ltd.]
[Date]
[Executive]
[Address]
Dear [Executive]:
     This will confirm that your employment with G-III Apparel Group, Ltd.. (the “Company”) has been terminated as of [date]. In exchange for your general release and fulfillment of all of your commitments in this Agreement, which are set forth below, the Company will pay you the amounts (the “Severance Payments”) set forth in Section 6(f) of your employment agreement with the Company (the “Employment Agreement”). In addition, you agree (i) to comply with the terms of Sections 8, 9 and 10 of the Employment Agreement, (ii) not to disparage the Company or any of its subsidiaries (collectively, the “G-III Group”) or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (iii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group. The Company agrees not to disparage you or make or cause to be made any statement that is critical of or otherwise maligns your business reputation and not to tortiously interfere in any manner with your future business activities.
     The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against the Company, any affiliated entities and any of its or their stockholders, officers, directors, employees, or agents, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group. You do not, however, waive or release any claims which arise after the date that you execute this agreement or any claims to enforce your rights to the Severance Payments under the Employment Agreement.
     The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement. By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily. You may revoke your assent to this agreement within seven days of its execution by you (the “Revocation Period”), and the agreement will not become effective or enforceable until the Revocation Period has expired.
     If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

G-III APPAREL GROUP, LTD.
By:
Title:

Agreed and Accepted: